As filed with the Securities and Exchange Commission on July 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McKESSON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3207296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6555 State Hwy 161 Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)

McKESSON CORPORATION 2022 STOCK PLAN

(Full title of the plan)

Lori A. Schechter

Executive Vice President, Chief Legal Officer and General Counsel

McKesson Corporation

6555 State Hwy 161

Irving, TX 75039

(Name and address of agent for service)

(972) 446-4800

(Telephone number, including area code, of agent for service)

Copy to:

Scott Lesmes

David M. Lynn

Morrison & Foerster LLP

2100 L Street NW, Suite 900

Washington, D.C. 20037

(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2022 Stock Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.

The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 filed with the Commission on May 9, 2022, including the portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on June 9, 2022, specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K;

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 1, 2022, April 29, 2022 and July 25, 2022; and

3.

The description of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), set forth under the caption “Description of Capital Stock” in its registration statement on Form S-3 filed with the Commission on March 2, 2020, File No. 333-236808, together with any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed upon by Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel. Ms. Schechter owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Article VIII of the Amended and Restated By-Laws of the Registrant (the “Bylaws”), in accordance with the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that the Registrant shall indemnify any person in connection with any threatened, pending or completed legal proceeding (other than a legal proceeding by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal proceeding if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding is by or in the right of the Registrant, the director or officer shall be indemnified by the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that he may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Article VIII of the Bylaws allows the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as director, officer, employee or agent of another corporation, partnership or other enterprise at the request of the Registrant.

Article VI of the Registrant’s Amended and Restated Certificate of Incorporation, in accordance with Section 102(b)(7) of the DGCL, provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omission that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

It is the opinion of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 (the “Securities Act”) is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated herein by reference to another filing with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

5.1	Opinion of Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel of the Registrant.

10.1	McKesson Corporation 2022 Stock Plan.

23.1	Consent of Lori A. Schechter, Executive Vice President, Chief Legal Officer and General Counsel of the Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page hereto).

107	Filing Fee Table.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas on July 27, 2022.

McKESSON CORPORATION

By:	/s/ Lori A. Schechter
Name:	Lori A. Schechter
Title:	Executive Vice President, Chief Legal Officer and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lori A. Schechter and Saralisa Brau, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 27, 2022.

Signature	Title

/s/ Brian S. Tyler Brian S. Tyler	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Britt J. Vitalone Britt J. Vitalone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Napoleon B. Rutledge Jr. Napoleon B. Rutledge Jr.	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Richard H. Carmona Richard H. Carmona, M.D.	Director

/s/ Dominic J. Caruso Dominic J. Caruso	Director

/s/ W. Roy Dunbar W. Roy Dunbar	Director

/s/ James H. Hinton	Director
James H. Hinton

/s/ Donald R. Knauss Donald R. Knauss	Director

/s/ Bradley E. Lerman Bradley E. Lerman	Director

/s/ Linda P. Mantia Linda P. Mantia	Director

/s/ Maria Martinez Maria Martinez	Director

/s/ Susan R. Salka Susan R. Salka	Director

/s/ Kathleen Wilson-Thompson	Director

Kathleen Wilson-Thompson